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                                                                    EXHIBIT 12.1


PERFORMANCE FOOD GROUP COMPANY
CALCULATION OF EARNINGS TO FIXED CHARGES
IN THOUSANDS ('000'S)


                                                                                                                        THREE MONTHS
                                                                             FISCAL YEAR ENDED                             ENDED
                                                     DECEMBER 28,  DECEMBER 27,  JANUARY 2,   JANUARY 1,  DECEMBER 30,    MARCH 31,
                                                         1996          1997         1999         2000         2000          2001
                                                     ----------------------------------------------------------------   ------------
EARNINGS:
Net income                                            $ 12,327      $13,900       $17,410      $19,251       $26,881     $ 6,299
Add:
Income taxes                                             7,145        8,298         9,965       12,000        16,475       3,861
Fixed charges (excluding capitalized interest)           1,346        2,978         4,411        6,481         8,913       2,495
                                                     ----------------------------------------------------------------  ----------

Total earnings                                          20,818       25,176        31,786       37,732        52,269      12,655

FIXED CHARGES:
Interest expense, including capitalized interest         1,547        2,948         5,455        5,710         7,375       1,811
Amortization of debt discount & issuance costs(1)           --           --            --           --             -          --
Synthetic lease rent                                        --           --            --        1,093         2,320         853
                                                     ----------------------------------------------------------------  ---------

Total fixed charges                                      1,547        2,948         5,455        6,803         9,695       2,664

RATIO OF EARNINGS TO FIXED CHARGES                     1345.7%       854.0%        582.7%       554.6%        539.1%      475.0%


Notes:

(1)  Included in interest expense.